Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132593, 333-141718, 333-149129, 333-151303, 333-162485, 333-164843, 333-171604, 333-176173, 333-180048 and 333-186249) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. and the Registration Statements on Form S-3 (Nos. 333-161804, 333-162582, 333-166514, 333-169649 and 333-182341) and the related prospectuses of Alexza Pharmaceuticals, Inc. of our report dated March 25, 2014, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California

March 25, 2014